EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization
InfuSystem, Inc.	California
First Biomedical, Inc.	Kansas
IFC, LLC	Delaware
InfuSystem Holdings USA, Inc.	Delaware